                                                                    EXHIBIT 10.1




                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                  BY AND AMONG

                           VIANET TECHNOLOGIES, INC.,

                          COMSERVICES ACQUISITION CORP.

                                       AND

                             COMSERVICES CORPORATION








                             DATED December 23, 2001



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                                    CONTENTS


I.       DEFINITIONS...........................................................3

II.      BASIC TRANSACTION.....................................................8

III.     REPRESENTATIONS AND WARRANTIES CONCERNING CSC AND ITS
         SUBSIDIARIES.........................................................11

IV.      REPRESENTATIONS  AND WARRANTIES OF VIANET AND CAC....................27

V.       REPRESENTATIONS AND WARRANTIES CONCERNING VIANET.....................28

VI.      COVENANTS............................................................29

VII.     CONDITIONS TO OBLIGATION TO CLOSE....................................32

VIII.    SURVIVAL AND INDEMNIFICATION.........................................34

IX.      TERMINATION..........................................................37

X.       MISCELLANEOUS........................................................38



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                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER ENTERED INTO ON THIS 23rd DAY OF December, 2001 BY AND AMONG VIANET TECHNOLOGIES, INC., a DELAWARE CORPORATION ("VIANET"), COMSERVICES ACQUISITION CORP, A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF VIANET ("CAC") AND COMSERVICES CORPORATION, A NEVADA CORPORATION ("CSC") (DOING BUSINESS AS COMM-SERVICES CORPORATION), . VIANET, CAC AND CSC ARE REFERRED TO COLLECTIVELY HEREIN AS THE "PARTIES".

WHEREAS, CSC is in the business of providing wholesale domestic and international long distance telecommunications services.

WHEREAS, the Parties desire to effect a tax-free reverse subsidiary merger of CSC into CAC in a reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E) as a result of which Vianet will own all of the issued and outstanding shares of CSC and the stockholders of CSC will receive shares of Vianet in exchange for their CSC shares; and

WHEREAS, the Boards of Directors of Vianet, CAC and CSC have approved the Merger subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

I.   DEFINITIONS



"ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or reasonably would be expected to form the basis for any specified consequence.

"CERTIFICATE OF MERGER" has the meaning set forth in Section II (3) below.


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"CLOSING" has the meaning set forth in Section II (2) below.

"CLOSING DATE" has the meaning set forth in Section II (2) below.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

"CODE" means the Internal Revenue Code of 1986, as amended.

"CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Vianet and CSC and their Subsidiaries that is not already generally available to the public.

"CONTINGENT SHARES" has the meaning set forth in Exhibit II (4) (d) (i) below.

"CONTROLLED GROUP" has the meaning set forth in Code Section 1563.

"CONVERSION RATIO" has the meaning set forth in Exhibit II (4) (e) (i) below.

"CONVERTIBLE NOTES" has the meanings set forth in Section VII (1) (i).

"CSC" has the meaning set forth in the preface above.

"CSC SHARE" means any share of the Common Stock, $1.00 par value per share, of CSC issued and outstanding as of the Effective Time.

"CSC STOCKHOLDER" means any Person who or which holds any CSC Shares at the Effective Time.

"DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

"DISCLOSURE SCHEDULE" has the meaning set forth in Section III below.

"DISSENTING SHARE" means any CSC Share, which any stockholder who or which has exercised his or its appraisal rights under the Nevada General Corporation Law holds of record.

"EFFECTIVE TIME" has the meaning set forth in Section II (4) (a) below.

"EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.


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"EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

"EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

"ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA AFFILIATE" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

"EXCHANGE AGENT" has the meaning set forth in Section II (6) (a) (i) below.

"FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

"FINANCIAL STATEMENTS" has the meaning set forth in Section IV (7) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"INFORMATION STATEMENT" has the meaning set forth in Section VI (3) below.

"INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).


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"IRS" means the Internal Revenue Service.

"KNOWLEDGE" means actual knowledge after reasonable investigation and inquiry of the directors, officers and employees of CSC and its Subsidiaries who would reasonably be expected to have knowledge of a particular matter.

"LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, properties, operations or financial condition of CSC and its Subsidiaries, taken as a whole.

"MERGER" has the meaning set forth in Section II (1) below.

"MERGER CONSIDERATION" has the meaning set forth in Section II (4) (d) (i).

"MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

"MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section IV (7) below.

"MULTI EMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37)

"NUMBER OF VIANET SHARES TO BE ISSUED TO CSC SHAREHOLDERS" has the meaning set forth in Exhibit II (4) (d) (i) below.

"OCTOBER 31 BALANCE SHEET" means the balance sheet contained in the October 31, 2001 Financial Statements.

"ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"PARTY" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.


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"PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code
Section 4975.

"REGISTRATION" has the meaning set forth in Section II (7) below.

"REQUISITE CSC STOCKHOLDER APPROVAL" means the affirmative vote of the holders of eighty percent (80%) of CSC Shares in favor of this Agreement and the Merger.

"REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

"SEC" means the Securities and Exchange Commission.

"SECURITIES ACT" means the Securities Act of 1933, as amended.

"SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, claim or other security interest, other than (a) mechanic's, material men's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"SURVIVING CORPORATION" has the meaning set forth in Section II (1) below.

"TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.


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"TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"THIRD PARTY CLAIM" has the meaning set forth in Section VIII (4) (a) below.

"VIANET" has the meaning set forth in the preface above.

"VIANET SHARE" means any share of Class A Common Stock, $.001 par value per Share, of Vianet.

II.  BASIC TRANSACTION.

1) THE MERGER. On and subject to the terms and conditions of this Agreement, CSC will merge with and into CAC (the "Merger") at the effective time, CAC shall be the corporation surviving the merger (the "Surviving Corporation").

2) THE CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vianet at 6509 Windcrest, Suite 160, Plano, Texas 75024, commencing at 2:00 p.m. local time on December 28, 2001 or such other date and time as the parties may mutually determine (the "Closing Date").

3) ACTIONS AT THE CLOSING. At the Closing, (i) CSC will deliver to Vianet and CAC the various certificates, instruments, and documents referred to in
     Section VII below, (ii) Vianet and CAC will deliver to CSC the various certificates, instruments, and documents referred to in Section VII below,
     (iii) CSC and CAC will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit II
     (3) (a) (the "Certificate of Merger"), (iv) CSC and CAC will file the required notice with the Secretary of the State of Nevada and any other required filings in the form attached hereto as Exhibit II (3) (b), and (v) Vianet will deliver to the Exchange Agent in the manner provided below in this Section II the certificates evidencing the Vianet Shares issued in the Merger.

4)   EFFECT OF MERGER:

     a) GENERAL. The Merger shall become effective at the time (the "Effective Time") CSC and CAC file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either CSC or CAC in order to carry out and effectuate the transactions contemplated by this Agreement.

     b) BYLAWS. The name of the Surviving Corporation shall be amended and changed to Comm-Services Corporation



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     c)  DIRECTORS AND OFFICERS. The directors and officers of CAC shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office); provided, however, that Greg Somers shall become the President of the Surviving Corporation and Victor Goetz shall become the Chief Financial Officer of the Surviving Corporation.

     d)  CONVERSION OF CSC SHARES:

         i) At and as of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any holder of CSC Shares, each CSC Share (other than any Dissenting Share) shall be converted into the right to receive Vianet Shares and a cash payment in lieu of fractional Vianet Shares (which, for purposes of this Section II (4) (d) (i) shall be valued at $0.10 per share) (the "Merger Consideration"). (The ratio of Vianet Shares to One (1) CSC Share is referred to herein as the "Conversion Ratio". The Conversion Ratio shall be determined on Closing in accordance with the provisions of Exhibit II (4) (d)
              (i) )

         ii) all CSC Shares shall no longer be outstanding or issuable and shall be canceled and retired and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect to such CSC Shares, and

         iii) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Nevada General Corporation Law, provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, of the CSC Shares or the Vianet Shares after the date hereof but prior to the Effective Time.

         iv) No CSC Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section II (4) (d) after the Effective Time.

     e) CONVERSION OF CAPITAL STOCK OF CAC. At and as of the Effective Time, each share of Common Stock of CSC shall be converted into one share of Common Stock of CAC.


5) OTHER EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Delaware General Corporation Law and the Nevada General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of CSC and CAC shall vest in the Surviving Corporation, and all debts, liabilities and duties of CSC and CAC shall become the debts, liabilities and duties of the Surviving Corporation.

6)   PROCEDURE FOR PAYMENT:

     a)  Immediately after the Closing,


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         i)   Vianet will, on behalf of, and for the benefit of CAC furnish to
              Continental Stock Transfer & Trust Company (the "Exchange Agent") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Vianet Shares equal to the product of (1) the Conversion Ratio times (2) the number of outstanding CSC Shares (other than any Dissenting Shares); and

         ii) Vianet will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in form and substance reasonably satisfactory to the parties hereto to each record holder of outstanding CSC Shares for the holder to use in surrendering the certificates which represented his or its CSC Shares in exchange for a certificate representing the number of Vianet Shares to which each of he or it is entitled.

     b) Vianet will not pay any dividend or make any distribution on Vianet Shares (with a record date at or after the Effective Time) to any record holder of outstanding CSC Shares until the holder surrenders for exchange his or its certificates which represented CSC Shares. Vianet instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. Vianet may cause the Exchange Agent to invest any cash the Exchange Agent receives from Vianet as a dividend or distribution in one or more investments; provided however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding CSC Shares as necessary. Vianet may cause the Exchange Agent to pay over to Vianet any net earnings with respect to the investments. In no event, however, will any holder of outstanding CSC Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

     c) Vianet may cause the Exchange Agent to return any Vianet Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding CSC Shares shall be entitled to look to Vianet (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to Vianet Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

     d)  Vianet shall pay all charges and expenses of the Exchange Agent.

7) REGISTRATION. Within one hundred and eighty days of the Closing, Vianet will file with the SEC such documentation as is necessary to request the registration under the Securities Act of the Vianet Shares issued and issuable in exchange for the CSC Shares (the "Registration").

8) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of CSC Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.



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9)   DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but, instead, the holder thereof shall be entitled to receive such consideration as shall be determined pursuant to Section 92A.380 of the Nevada General Corporation Law; provided, However, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost its rights to dissent under the Nevada General Corporation Law, each of such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration (without any interest thereon) in accordance with Section II
     (4) (d) (i) and such holder shall forfeit its appraisal rights provided by
     Section 92A.380 of the Nevada General Corporation Law. CSC shall give Vianet and CAC notice of all such Dissenting Shares and Vianet shall have the right to participate in all negotiations and proceedings with respect to any demands for payment by the holder of any Dissenting Shares. CSC shall not, except with the prior written consent of Vianet, voluntarily make or agree to make any payment with respect to, or settle or offer to settle, any such demands for payment. At and as of the Effective Time, the Surviving Corporation shall assume and be responsible for the satisfaction and discharge of all appraisal rights to which holders of Dissenting Shares may be entitled under Section 92A.380 of the Nevada General Corporation Law.

10) LEGEND. All certificates evidencing Vianet Shares restricted by this Agreement shall bear a legend indicating the existence of the restrictions imposed hereby and a stop transfer order may be placed with respect to such securities. The legend referred to in the preceding sentence shall be substantially in the following form:


                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VIANET TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

The holder of record of each certificate evidencing Vianet Shares shall have the right to have such legend removed from any certificate representing Vianet Shares following the registration of the Vianet Shares in accordance with the Registration Rights Agreement, provided that the shares are sold pursuant to the registration statement and in accordance with the provisions of Section 5 of the Securities Act of 1933.



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III.  REPRESENTATIONS AND WARRANTIES CONCERNING CSC AND ITS SUBSIDIARIES.

CSC represents and warrants to Vianet that the statements contained in this
Section III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section III), except as set forth in the disclosure schedule which will be delivered to Vianet prior to the Closing and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section III.

1) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER; AUTHORIZATION. Each of CSC and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of CSC and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of CSC and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
     Section III (1) of the Disclosure Schedule lists the directors and officers of each of CSC and its Subsidiaries. CSC has delivered to Vianet correct and complete copies of the charter and bylaws of each of CSC and its Subsidiaries (as amended to date). CSC has delivered to Vianet true and complete copies of all documents and instruments contained in the minute books, the stock certificate books, and the stock record books of each of CSC and its Subsidiaries. None of CSC and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws. CSC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of CSC enforceable in accordance with its terms and conditions.

2) CAPITALIZATION. The entire authorized capital stock of CSC consists of 1,000 CSC Shares, $1.00 par value, of which 1,000 CSC Shares are issued and outstanding and no CSC Shares are held in treasury. All of the issued and outstanding CSC Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the stockholders as set forth in Section III (2) of the Disclosure Schedule. Except as set forth and described in Section III (2) of the Disclosure Schedule:

     a) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible debentures, stock options or other contracts or commitments that could require CSC to issue, sell, or otherwise cause to become outstanding any of its capital stock,

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     b)  there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to CSC; and

     c) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of CSC.

3) NON-CONTRAVENTION. Except as set forth in Section III (3) to the Disclosure Schedule neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will

     a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of CSC and its Subsidiaries is subject or any provision of the charter or bylaws of any of CSC and its Subsidiaries; or

     b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent, or approval under any agreement, contract, lease, license, instrument, or other arrangement to which any of CSC and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in then imposition of any Security Interest upon any of its assets).

     None of CSC and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4) BROKERS' FEES. None of CSC and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5) TITLE TO ASSETS. Except as described in Section III (5) of the Disclosure Schedule, CSC and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after then date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

6) SUBSIDIARIES. Section III (6) of the Disclosure Schedule sets forth for each Subsidiary of CSC

     a)  (i) its name and jurisdiction of incorporation;

     b) (ii) the number of shares of authorized capital stock of each class of its capital stock;

     c) (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder; and

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     d)  (iv) the number of shares of its capital stock held in treasury.

     Except as described in Section III (6) to the Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of CSC have been duly authorized and are validly issued, fully paid, and non-assessable. Except as described in Section III (6) to the Disclosure Schedule, CSC holds of record and owns beneficially all of the outstanding shares of each Subsidiary of CSC free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of CSC and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of CSC to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of CSC. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of CSC. None of CSC and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of CSC.

7) FINANCIAL STATEMENTS. Attached hereto as Exhibit III (7) are the following Financial Statements (collectively the "Financial Statements"):

     unaudited Consolidated and Consolidating Balance Sheets and Statements of Income, as of and for the month ended October 31, 2001 (the "Most Recent Financial Statements") for CSC and its Subsidiaries.

     The Most Recent Financial Statements have been prepared in accordance with GAAP on a consistent basis, presently fairly in all material respects the financial condition of CSC and its Subsidiaries for such periods, and are consistent with the books and records of CSC and its Subsidiaries; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

8)   EVENTS SUBSEQUENT TO October 31, 2001. Except as set forth in Section III
     (8) of the Disclosure Schedule, since October 31, 2001, there has not been any material adverse change in the business, financial condition, operations, results of operations, of any of CSC and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

     a) none of CSC and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

     b) none of CSC and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

     c) no party (including any of CSC and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any of CSC and its Subsidiaries is a party or by which any of them is bound;

     d) none of CSC and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

     e) none of CSC and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

     f) none of CSC and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

     g) none of CSC and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000;

     h) none of CSC and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

     i) none of CSC and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

     j) none of CSC and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property other than any license disclosed in Section III (8) (j) of the Disclosure Schedule;

     k) there has been no change made or authorized in the charter or bylaws of any of CSC and its Subsidiaries;

     l) none of CSC and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock other than grants of stock options disclosed in Section III (8) (l) of the Disclosure Schedule;

     m) none of CSC and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

     n) none of CSC and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

     o) none of CSC and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

     p) none of CSC and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

     q) none of CSC and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

     r) none of CSC and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

     s) none of CSC and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

     t) none of CSC and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

     u) there has not been any other material occurrence, event, incident, action, or transaction outside the Ordinary Course of Business involving any of CSC and its Subsidiaries; and

     v)  none of CSC and its Subsidiaries has committed to any of the foregoing.

9) UNDISCLOSED LIABILITIES. None of CSC and its Subsidiaries has any Liability (and, to the knowledge of CSC, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for:

     a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and

     b) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

10) LEGAL COMPLIANCE. Each of CSC and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

11) LICENSES TO DO BUSINESS, Except as provided in Section III (11) of the Disclosure Schedule, each of CSC and its Subsidiaries holds all licenses, permits, authorities and other regulatory approvals necessary to do business and conduct its affairs without interruption and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply with any license, permit or other authority.

12)  TAX MATTERS.

     Except as provided in Section III (12) of the Disclosure Schedule:

     a) Each of CSC and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of CSC and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of CSC and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of CSC and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of CSC and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

     b) Each of CSC and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     c) To the knowledge of CSC, no authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of CSC and its Subsidiaries either:

         i)   claimed or raised by any authority in writing; or

         ii) as to which CSC has Knowledge based upon personal contact with any agent of such authority.

         Since CSC has not yet completed a fiscal year, it has not been required to file any federal, state, local or foreign income Tax Returns.

     d) None of CSC and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     e) None of CSC and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of CSC and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
         Section 280G. None of CSC and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of CSC and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of CSC and its Subsidiaries

         i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was CSC): or

         ii) has any Liability for the Taxes of any Person (other than any of CSC and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     f) The unpaid Taxes of CSC and its Subsidiaries did not, as of October 31, 2001, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). CSC and its Subsidiaries have not incurred any Liability for Taxes since October 31, 2001 other than Taxes incurred in the Ordinary Course of Business.

13)  REAL PROPERTY.

     a)  Neither CSC nor any of its Subsidiaries owns any real property.

     b) Section III (13) (b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of CSC and its Subsidiaries. CSC has delivered to Vianet correct and complete copies of the leases and subleases listed in Section III (13) (b) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section III (13) (b) of the Disclosure Schedule:

         i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except as limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally, and general principles of equity;

         ii) no consent, authorization or other approval is required under the lease or sublease in connection with the consummation of the transactions contemplated hereby and such lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally and general principles of equity;

         iii) neither CSC, nor any of its Subsidiaries nor, to the Knowledge of CSC, any other person, is in breach or default thereunder, and, to the Knowledge of CSC, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         iv) neither CSC nor any of its Subsidiaries nor, to the Knowledge of CSC, any other person, has repudiated any provision thereof;

         v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         vi) none of CSC and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or sub-leasehold;

         vii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required of CSC and its Subsidiaries in connection with the operation thereof by CSC and its Subsidiaries and have been operated and maintained by CSC and its Subsidiaries in accordance with applicable laws, rules, and regulations; and

         viii) all facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary for the operation of said facilities.


14)  INTELLECTUAL PROPERTY.

     a) CSC and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of CSC and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of CSC and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by CSC or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Except as provided in Section III (14) (a) of the Disclosure Schedule, each of CSC and its Subsidiaries has taken all action reasonably necessary to maintain and protect each item of Intellectual Property that it owns or uses.

     b) To the knowledge of CSC, none of CSC and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties.

     c) Except as disclosed in Section III (14) (c) to the Disclosure Schedule, neither the directors and officers of CSC and its Subsidiaries or the employees of CSC and its Subsidiaries with responsibility for Intellectual Property matters has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of CSC and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).

     d) Except as described in Section III (14) (d) to the Disclosure Schedule, to the Knowledge of CSC, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of CSC and its Subsidiaries.

     e) Section III (14) (e) of the Disclosure Schedule identifies each item of Intellectual Property, including, without limitation, each patent, patent application, trademark, trademark application or registration, copyright or copyright application or registration owned, held (whether pursuant to license or otherwise) or used by CSC and its Subsidiaries in conducting their business and identifies each license, agreement, or other permission which any of CSC and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). CSC has delivered to Vianet correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Vianet correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section III (14) (e) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of CSC and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section III (14) (e) of the Disclosure Schedule:

         i) CSC and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, assignment, shop rights, covenants by CSC nor to sue third parties, or other restriction except for the licenses disclosed in
              Section III (14) (e) (i) of the Disclosure Schedule;

         ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

         iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of of CSC is, or has been, threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

         iv) neither CSC nor any of its Subsidiaries has assigned any shop right, license, release, covenant not to sue or non-assertion assurance to any Person and, except as disclosed in Section III
              (14) (e) (iv) to the Disclosure Schedule, has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

         v) CSC has no Knowledge of any fact or information that would render any issuing patent based on the pending patent application item invalid and/or unenforceable and have no Knowledge of any past, present or threatened claim by any third party that any such issuing patent would be invalid and/or unenforceable.

     f) Section III (14) (f) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of CSC and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. CSC has delivered to Vianet correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section III (14) of the Disclosure Schedule, to the Knowledge of CSC:

         i)   the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except as limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally, and general principles of equity;

         ii) no consent, authorization or other approval is required under the license or sublicense in connection with the consummation of the transactions contemplated hereby and such license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally, and general principles of equity;

         iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

         v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

         vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

         vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

         viii) none of CSC and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     g) To the Knowledge of CSC, none of CSC and its Subsidiaries will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

     h) CSC has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of CSC and its Subsidiaries.

15) TANGIBLE ASSETS. CSC and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of their businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

16)  INVENTORY. CSC and its Subsidiaries have no physical inventory.

17) CONTRACTS. Section III (17) of the Disclosure Schedule lists the following contracts and other agreements to which any of CSC and its Subsidiaries is a party:

     a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

     b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of CSC and its Subsidiaries, or involve consideration in excess of $10,000;

     c)  any agreement concerning a partnership or joint venture;

     d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

     e)  any agreement concerning confidentiality or non-competition;

     f)  any agreement with any of the Stockholders of CSC or their Affiliates;

     g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

     h)  any collective bargaining agreement;

     i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

     j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

     k) any agreement not covered by clauses (i) through (x) under which the consequences of a default or termination reasonably would be expected to have a Material Adverse Effect; or

     l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000. CSC has delivered to Vianet a correct and complete copy of each written agreement listed in
         Section III (17) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section III (17) of the Disclosure Schedule. Except as set forth on Section III (17) of the Disclosure Schedule, with respect to each such agreement:

         i) the agreement is legal, valid, binding, enforceable, and in full force and effect except as limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally and general principles of equity;

         ii) no consent, authorization or other approval is required under the agreement in connection with the consummation of the transactions contemplated hereby and such agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except as limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally and general principles of equity;

         iii) CSC is not in breach or default and, to the Knowledge of CSC, no other party is in breach or default,

         iv) to the Knowledge of CSC, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

         v) CSC has not, and, to the Knowledge of CSC, no other party has, repudiated any provision of the agreement.

18) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of CSC and its Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business and are reflected properly on their books and records. All such notes and accounts receivable reflected on the Most Recent Balance Sheet are valid receivables subject to no set offs or counterclaims.

19) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of CSC and its Subsidiaries.

20) INSURANCE. Section III (20) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements, if any) to which any of CSC and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year:

     a)  the name, address, and telephone number of the agent;

     b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

     c)  the policy number and the period of coverage;

     d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

     e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy:

     f) the policy is legal, valid, binding, enforceable, and in full force and effect, except as limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally and general principles of equity;

     g) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except s limited by bankruptcy and insolvency laws and other laws affecting creditors rights generally and general principles of equity;

     h) neither any of CSC and its Subsidiaries nor, to the Knowledge of CSC, any other person is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of CSC, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

     i) neither CSC nor any of its subsidiaries, nor, to the Knowledge of the Principal Stockholders, any other person has repudiated any provision thereof. Each of CSC and its Subsidiaries has been covered during the current year by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section III (20) (i) of the Disclosure Schedule describes any self-insurance arrangements affecting any of CSC and its Subsidiaries.

21) LITIGATION. Section III (21) of the Disclosure Schedule sets forth each instance in which any of CSC and its Subsidiaries:

     a) is, or, with respect to Litigation, during the past ten years was, subject to any outstanding injunction, judgment, order, decree, ruling, or charge or

     b) is or, with respect to Litigation, during the past ten years was, a party or, to the Knowledge of any of the Principal Stockholders, is, or with respect to Intellectual Property during the past ten years was, threatened in writing to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         None of the actions, suits, proceedings, hearings, and investigations set forth in Section III (21) of the Disclosure Schedule could, if determined adversely to CSC, have a Material Adverse Effect. None of the Principal Stockholders has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of CSC and its Subsidiaries.

22)  PRODUCT WARRANTY. The services provided by any of CSC and its Subsidiaries:

     a) have been in conformity in all material respects, with all applicable contractual commitments; and

     b) do not expose CSC and its Subsidiaries to any consequential Liability for any failure to provide services.

23) PRODUCT LIABILITY. To the knowledge of the Principal Stockholders, none of CSC and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the use of any service provided by any of CSC and its Subsidiaries.

24) EMPLOYEES. To the Knowledge of any of the Principal Stockholders, no executive, key employee, or group of key employees has any plans to terminate employment with any of CSC and its Subsidiaries. None of CSC and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of CSC and its Subsidiaries has committed any unfair labor practice. CSC has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of CSC and its Subsidiaries.

25)  EMPLOYEE BENEFITS.

     a) Section III (25) of the Disclosure Schedule lists each Employee Benefit Plan that any of CSC and its Subsidiaries maintains or to which any of CSC and its Subsidiaries contributes or has any obligation to contribute.

     b) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

     c) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. When applicable, the requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     d) All premiums and other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan.

     e) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of CSC and its Subsidiaries. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "Simplified Employee Pension" under Section 408(k) of the Code, including Section 408(k)(6) of the Code, and CSC is not aware of any facts or circumstances that could result in the failure of such Employee Pension Benefit Plan to satisfy the requirements of Section 408(k) of the Code, including Section 408(k)(6) of the Code. Neither CSC nor any of its Subsidiaries maintains any Employee Pension Benefit Plan that is a "qualified plan" under Section 401 (a) of the Code.

     f) CSC has delivered to Vianet correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

     g) With respect to each Employee Benefit Plan that any of CSC, its Subsidiaries, and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Principal Stockholders, threatened. CSC has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

     h) None of CSC, its Subsidiaries, and the other members of the Controlled Group that includes CSC and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multi employer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multi employer Plan.

     i) None of CSC and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

26) GUARANTIES. None of CSC and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person other than CSC or any such Subsidiary.

27) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. To the Knowledge of the Principal Stockholders,

     a) Each of CSC and its Subsidiaries, has complied and is in compliance with all Environmental, Health, and Safety Requirements.

     b) Without limiting the generality of the foregoing, each of CSC, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

     c) Neither CSC, nor its Subsidiaries, has received any written or oral notice, report or other demand from a third party regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

     d) None of the following exists at any property or facility leased by CSC or its Subsidiaries:

         i)   underground storage tanks;

         ii)  asbestos-containing material in any form or condition;

         iii) materials or equipment containing polychlorinated biphenyls; or

         iv)  landfills, surface impoundments, or disposal areas.

     e) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

     f) Neither CSC, nor its Subsidiaries, has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

28) CERTAIN BUSINESS RELATIONSHIPS WITH CSC AND ITS SUBSIDIARIES. Except as set forth on Section III (28) of the Disclosure Schedule, none of the Stockholders of CSC or their Affiliates has been involved in any business arrangement or relationship with any of CSC and its Subsidiaries within the past 12 months, and none of the Stockholders of CSC or their Affiliates owns any asset, tangible or intangible, which is used in the business of any of CSC and its Subsidiaries.

29) DISCLOSURE. The representations and warranties contained in this Section III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section III not misleading.


IV.  REPRESENTATIONS AND WARRANTIES OF VIANET AND CAC.

Each of Vianet and CAC represents and warrants to CSC that the statements contained in this Section IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section IV).

1) ORGANIZATION. Each of Vianet and CAC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

2) AUTHORIZATION OF TRANSACTION. Each of Vianet and CAC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and, at Closing, the Registration Rights Agreement, and to perform its obligations hereunder and thereunder. This Agreement and the Registration Rights Agreement (when executed and delivered) each constitutes the valid and legally binding obligation of each of Vianet and CAC, enforceable in accordance with its terms and conditions.

3) NON-CONTRAVENTION. Neither the execution and the delivery of this agreement or the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Vianet or CAC is subject or any provision of the charter or bylaws of either Vianet or CAC, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Vianet or CAC is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Delaware General Corporation Law, neither Vianet nor CAC needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4) BROKERS' FEES. Except for the fee payable to Alliance Capital pursuant to the agreement dated May 11th 2001, as amended on September 26th 2001 and December 10th 2001, by and between Vianet and Alliance Capital, neither Vianet nor CAC has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of CSC or its Subsidiaries could become liable or obligated.

V.   REPRESENTATIONS AND WARRANTIES CONCERNING VIANET.

Vianet represents and warrants to CSC that the statements contained in this
Section V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section V).

1) VIANET DISCLOSURES. Vianet currently files reports pursuant to the requirement of Section 12(g) of the Securities Exchange Act. Except for the filings disclosed on Schedule V (1) to this Agreement, Vianet has filed all annual, quarterly, current and other reports that are applicable to it under the Securities Exchange Act. Vianet has delivered to CSC (a) its annual report to stockholders and its Annual Report on Form 10-KSB for its last fiscal year and (b) all of its Quarterly Reports on Form 10-QSB and each other report, (collectively the "SEC Reports"). The SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited and unaudited financial statements of Vianet included in the SEC Reports (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such Financial Statements or the notes thereto) and fairly present the financial position of Vianet and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended. Except as disclosed by Vianet in the SEC Reports, since the end of the most recent of such fiscal years, there has been no material adverse change in the business, properties, financial condition or results of operations of Vianet and its subsidiaries taken together, and there is no existing condition, event or series of events which reasonably would be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Vianet and its subsidiaries taken together, or the ability of Vianet to perform its obligations under this Agreement or the Registration Rights Agreement. The offer, sale and issuance of the Vianet Shares in connection with the Merger as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither Vianet nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2) NO MATERIAL ADVERSE CHANGE. There has not been, since September 30, 2001, any material adverse change in the assets, properties, business, operations or financial position of Vianet.

3) VIANET SHARES. The Vianet Shares to be issued to the CSC Stockholders in connection with the Merger:

     a)  will have been duly authorized; and

     b) upon issuance, delivery and payment therefore in the manner described herein, will be validly issued, fully paid and non-assessable.


VI.  COVENANTS.

The Parties agree as follows with respect to the period from and after the execution of this Agreement:

1) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section VII below).

2) NOTICES AND CONSENTS. Vianet and CSC will give any notices (and will cause each of their Subsidiaries to give any notices) to third parties, and will use commercially reasonable efforts to obtain (and will cause each of their Subsidiaries to use commercially reasonable efforts to obtain) any consents or authorizations of any government or government agency or any other Person required to be obtained by Vianet and CSC or any of their Subsidiaries to consummate the transaction contemplated hereby.

3) CONSENT OF CSC STOCKHOLDERS. Subject to Vianet's reasonable cooperation in the preparation thereof, CSC will, within three (3) business days after execution and delivery this Agreement, disseminate to the CSC Stockholders a Confidential Solicitation of Consents and Information Statement Regarding the Merger prepared by the management of CSC (the "Information Statement") which shall be in form and substance reasonably acceptable to CSC and Vianet. The Principal Stockholders shall exercise commercially reasonable efforts to obtain the Requisite CSC Stockholder Approval no later than ten
     (10) days after dissemination of the Information Statement. The Information Statement will contain the affirmative recommendation of the board of directors of CSC in favor of the adoption of this Agreement and the approval of the Merger. Each of the Principal Stockholders covenants and agrees to consent to and approve the Merger.

4) OPERATION OF BUSINESS. Vianet and CSC will continue to conduct their businesses in the Ordinary Course of Business and will not (and will not cause or permit any of its Subsidiaries to) without the prior written consent of the other, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior written consent of the other, each of Vianet and CSC and their Subsidiaries will not:

     a)  authorize or effect any change in its charter or bylaws;

     b) grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

     c) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

     d) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

     e)  impose any Security Interest upon any of its assets;

     f) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

     g) make any change in employment terms for any of its directors, officers, and employees; and

     h)  commit to any of the foregoing.

5) FULL ACCESS. Each Party will (and will cause each of its Subsidiaries to) permit representatives of the other to have full access at all reasonable times, and in a manner so as not to interfere with normal business operations, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Parties and their Subsidiaries. Each Party will treat and hold any Confidential Information it receives from the other and any of its Subsidiaries in the course of the reviews contemplated by this Section VI as confidential and will not disclose the Confidential Information to any other person, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof which are in its possession.

6) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section III, IV or V above. No disclosure by any Party pursuant to this Section VI, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

7) EXCLUSIVITY. Each of the Parties and their Principal Shareholders will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of Vianet, CSC and their Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange). Each of the Parties shall notify the other immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

8) BOARD REPRESENTATION. Within sixteen days following the Closing, the directors of Vianet shall appoint a sufficient number of representatives of the CSC Stockholders to the Vianet Board of Directors so that the representatives of the CSC Stockholders constitute a majority of the members of the Vianet Board of Directors.

9) INFORMATION STATEMENT. After execution of this Agreement, Vianet will assist, as reasonably requested by CSC, in preparing the Information Statement, including providing to CSC all information reasonably requested by CSC regarding Vianet that is reasonably necessary to complete the Information Statement. The information provided by Vianet regarding Vianet including, without limitation, any information filed by Vianet with the SEC under the Securities Exchange Act incorporated by reference will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

10) PATENT APPLICATIONS. The Principal Stockholders agree to execute and deliver all applications for patent, including all divisional, continuation, reissue and other applications for patent on the invention(s) set forth in the pending applications listed in Section VI (10) of the Disclosure Schedule and all assignments thereof to Vianet, the Surviving Corporation or its assigns, to communicate to Vianet or its representatives all facts known to CSC respecting said invention(s), whenever requested, to testify in any interferences or other legal proceedings in which any of said applications or patents resulting there from may become involved, to sign all lawful papers, make all rightful oaths, and to do generally everything reasonably necessary to assist Vianet, its successors, assigns and nominees to obtain patent protection for said invention(s) in the United States and all other countries, all at the cost and expense of Vianet.

11) TRANSFERS BY SURVIVING CORPORATION. After the Effective Time, Vianet shall not cause or permit the Surviving Corporation to transfer any of its properties or assets outside of the ordinary course of business other than transfers to subsidiary corporations wholly-owned by the Surviving Corporation or the merger of the Surviving Corporation into Vianet in a merger qualifying under Section 368(a) of the Code.

12) TAX INFORMATION. As promptly as reasonably practicable after the Closing, the Principal Stockholders will provide to Vianet the following information with respect to each of CSC and its Subsidiaries (or, in the case of clause
     (b) below, with respect to each of the Subsidiaries) as of the Closing
     Date:

     a)  the basis of CSC or Subsidiary in its assets;

     b) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any Excess Loss Account);

     c) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to CSC or Subsidiary; and

     d) the amount of any deferred gain or loss allocable to CSC or Subsidiary arising out of any deferred inter-company transaction.


VII.     CONDITIONS TO OBLIGATION TO CLOSE.

1) CONDITIONS TO OBLIGATION OF VIANET AND CAC. The obligation of each of Vianet and CAC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     a) this Agreement and the Merger shall have received the Requisite CSC Stockholder Approval and CSC shall have delivered to Vianet copies of the Board of Directors and CSC Stockholders resolutions approving this Agreement and the Merger, certified by the Secretary of CSC, and good standing certificates for CSC and the Subsidiaries dated not more than ten (10) days prior to the Closing;

     b) CSC and its Subsidiaries shall each have procured all consents of any government agency or other Person required to be obtained by them to consummate the transactions contemplated by this Agreement including, without limitation, the consents required under Section VI;

     c) the representations and warranties of CSC set forth in this Agreement above shall be true and correct in all material respects at and as of the Closing Date;

     d) CSC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     e) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would:

         i) prevent consummation of any of the transactions contemplated by this Agreement;

         ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

         iii) affect adversely the right of Vianet to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries; or

         iv) affect adversely the right of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     f) CSC shall have delivered to Vianet and CAC a certificate to the effect that each of the conditions specified above in Section IV has been satisfied in all respects;

     g) Vianet and CAC shall have received from counsel to CSC an opinion in form and substance as set forth in Exhibit VII (1) (g) attached hereto, addressed to Vianet and CAC, and dated as of the Closing Date;

     h) Vianet and CAC shall have received the resignations, effective as of the Closing, of each director and officer of CSC and its Subsidiaries;

     i) not less than 60% of the holders of the 8% Secured Convertible Notes issued by Vianet between January 11th and October 31st 2001 having an aggregate face value of $9,176,00 (the "Convertible Notes") shall have converted their holdings into Vianet Shares; and

     j) all actions to be taken by CSC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CAC and Vianet.

     k) The Number of Vianet shares to be issued to CSC shareholders as indicated in Exhibit II (4) (e) (i) shall have been determined to the satisfaction of Vianet.

     l) CSC shall have provided the Disclosure Schedule as indicated in Section III and Vianet shall be satisfied that the Disclosure Schedule does not reveal any Material Adverse Effect.

     CAC and Vianet may waive any condition specified in this Section VII if they execute a writing so stating at or prior to the Closing.

2) CONDITIONS TO OBLIGATION OF CSC. The obligation of CSC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     a) The representations and warranties of Vianet and CAC set forth in this Agreement above shall be true and correct in all material respects at and as of the Closing Date;

     b) Vianet and CAC shall each have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     c) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would

         i) prevent consummation of any of the transactions contemplated by this Agreement or

         ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

     d) Vianet and CAC shall have delivered to CSC a certificate to the effect that each of the conditions specified above in Section V is satisfied in all respects;

     e) This Agreement and the Merger shall have received the Requisite CSC Shareholder Approval;

     f) This Agreement and the Merger shall have received the Requisite Vianet Board Approval;

     g) CSC shall have received from counsel to Vianet and CAC an opinion in form and substance as set forth in Exhibit VII (2) (g) attached hereto, addressed to CSC, and dated as of the Closing Date;

     h) All actions to be taken by CAC and Vianet in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CSC.

     i) The Number of Vianet shares to be issued to CSC shareholders as indicated in Exhibit II (4) (e) (i) shall have been determined to the satisfaction of CSC.

     j) not less than 60% of the holders of the Convertible Notes shall have converted their holdings into Vianet Shares.

CSC may waive any condition specified in this Section VII if it executes a writing so stating at or prior to the Closing.

VIII. SURVIVAL AND INDEMNIFICATION.

1) SURVIVAL AND INDEMNIFICATION. The representations and warranties of CSC contained in this Agreement shall survive the Closing hereunder and continue in full force and effect thereafter until the second anniversary of the Closing Date except for the representations set forth in Section IV
     (12) and Section IV (27) which shall survive the Closing until the fifth
     (5th) anniversary of the Closing Date. Covenants and agreements set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their respective terms. No claim shall be made or action brought by any party after the Closing for the breach of any representation or warranty in this Agreement or in any instrument delivered pursuant to this Agreement or with respect to any agreement or covenant in this Agreement or in any instrument delivered pursuant to this Agreement after the second anniversary of the Closing Date, except with respect to those representations and warranties set forth in Section IV (12) and
     Section IV (27), which may be brought at any time until the fifth (5th) anniversary of the Closing Date, and except with respect to those covenants that by their terms contemplate performance after the Closing.

2) INDEMNIFICATION BY CSC. CSC agrees to indemnify and hold harmless Vianet and its Subsidiaries and Affiliates (including, after the Effective Time, the Surviving Corporation and its subsidiaries) (collectively, the "Vianet Group"), and the officers, directors and employees of the Vianet Group and their successors and assigns (all of the foregoing entities and individuals to be referred to hereafter as the "Vianet Indemnified Persons") from and against any and all Adverse Consequences that any Vianet Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

     a) any inaccuracy in any of the representations and warranties of CSC set forth in this Agreement;

     b) any failure of CSC (prior to Closing) to comply with any of the obligations, covenants or agreements contained in this Agreement;

3) INDEMNIFICATION BY VIANET. Vianet agrees to indemnify and hold harmless the CSC Stockholders from and against any and all Adverse Consequences that the CSC Stockholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

     a) any inaccuracy in any of the representations and warranties of Vianet or CAC set forth in this Agreement; or

     b) any failure of Vianet or CAC to comply with any of their obligations, covenants or agreements contained in this Agreement.

4)   MATTERS INVOLVING THIRD PARTIES.

     a) If any third party shall notify either a Vianet Indemnified Person or the CSC Stockholders, as the case may be (in either case an "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party Thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as

         i) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,

         ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and

         iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section VIII (4):

         i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

         ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and

         iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

     d) In the event any of the conditions in Section VII (4) (b) above is or becomes unsatisfied, however,

         i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

         ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and

         iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section VIII.

5) LIMITS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Section IX , except as provided in the following sentence: there shall be no amount payable by Vianet or any Principal Stockholder pursuant to his indemnification obligations under this Section IX, unless and until the cumulative amount of all Adverse Consequences incurred by the party to be indemnified under this Section IX exceeds $200,000, in which event the party to be indemnified shall be entitled to recover from the indemnifying party pursuant to this Section IX the amount of such Adverse Consequences in excess of $200,000. The limitations set forth in the foregoing sentence shall not apply to any Adverse Consequences arising out of any breach of the representations and warranties in Section IV (12) or Section IV (27) of this Agreement.

6) INSURANCE PROCEEDS. The amount of any Adverse Consequences otherwise recoverable under this Section IX by any Indemnified Party shall be reduced by (i) any amounts recovered by the Indemnified Party under insurance policies (net of any costs incurred in connection with the collection thereof) (it being understood that an Indemnified Party shall use its commercially reasonable efforts to timely pursue all reasonable remedies against applicable insurers) and (ii) any tax benefits realized by the Indemnified Party resulting from any amounts recovered under insurance policies.

7) EXCLUSIVE REMEDY. Each of Vianet and CAC acknowledges and agrees that it will not assert, except pursuant to and as permitted by this Section IX, any claim against any Principal Stockholder or any employee, office or director of CSC or any of its Subsidiaries for any inaccuracies, misstatements or omissions with respect to information furnished to Vianet and CAC in connection with the transactions contemplated hereby, it being agreed and understood that indemnification under this Section IX shall be the sole and exclusive remedy for any such inaccuracies, misstatements or omissions except that the limitation of this Section IX (8) shall not apply in the case of the fraudulent provision of information.

8) EFFECT OF KNOWLEDGE. Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification may be asserted by any member of the Vianet Group against any Principal Stockholder under this Section __ in respect of any fact, event or circumstance giving rise to such claim that was discovered by or known to Vianet or CAC on or before the Closing, provided that, the Principal Stockholders shall have the burden of proving discovery or knowledge by Vianet or CAC.

IX.  TERMINATION.

1) TERMINATION OF AGREEMENT. Either of the Parties may terminate this agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

     a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

     b) Vianet and CAC may terminate this Agreement by giving written notice to CSC and the Principal Stockholders at any time prior to the Effective Time

         i) in the event CSC has breached in any material respect any representation, warranty, or covenant contained in this Agreement, Vianet or CAC has notified CSC of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach and such breach results in the failure to be satisfied of any condition precedent to the obligation of Vianet or CAC to consummate the transactions contemplated hereby; or

         ii) if the Closing shall not have occurred on or before , February 28, 2002 by reason of the failure of any condition precedent under
              Section VII (1) hereof (unless the failure results primarily from Vianet or CAC breaching any representation, warranty, or covenant contained in this Agreement);

     c) CSC may terminate this Agreement by giving written notice to Vianet and CAC at any time prior to the Effective Time:

         i) in the event Vianet or CAC has breached in any material respect any representation, warranty, or covenant contained in this Agreement, CSC has notified Vianet and CAC of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach and such breach results in the failure to be satisfied of any condition precedent to the obligation of CSC and the Principal Stockholders to consummate the transactions contemplated hereby; or

         ii) if the Closing shall not have occurred on or before February 28, 2002 by reason of the failure of any condition precedent under
              Section VII (2) hereof (unless the failure results primarily from CSC breaching any representation, warranty, or covenant contained in this Agreement); or

     d) any Party may terminate this Agreement by giving written notice to the other Party at any time in the event this Agreement and the Merger fail to receive the Requisite CSC Stockholder Approval prior to December 27, 2001.

2)   EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to
     Section X (1) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section VI (5) above and expense provisions contained in Section XI (12) shall survive any such termination.

X.   MISCELLANEOUS.

1) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Vianet may make any public disclosure it believes in good faith and that it is advised by legal counsel is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

2) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
     Section II above concerning issuance of the Vianet Shares are intended for the benefit of the CSC Stockholders are intended for the benefit of the holders thereof, and the provisions of Section II (8) regarding the registration of the Vianet shares are intended for the benefit of the CSC Stockholders

3) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

4) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

5) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

6) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered personally (in such case, on the date of delivery), if sent by registered or certified mail, return receipt requested, postage prepaid (in such case, three days after mailing) or if by nationally recognized overnight courier (in such case, on the date of delivery as confirmed by such courier), and addressed to the intended recipient as set forth below:


     If to Vianet or CAC :

                           Vianet Technologies, Inc.
                           6509 Windcrest, Suite 160,
                           Plano, Texas 75024
                           Attn: Jeremy Posner
                           Telecopier No.: (972)-608-0780

     With a copy to:

                           Sichenzia, Ross, Friedman & Ference LLP
                           135 West 50th Street, 20th Floor
                           New York, New York 10020
                           Attn:   Richard A. Friedman, Esq.
                           Telecopier No.: (212) 664-7329

     If to CSC:

                           Comm-Services Corporation
                           6509 Windcrest, Suite 160,
                           Plano, Texas 75024
                           Attn:  Victor Goetz
                           Telecopier No.: _____________

     With a copy to:

                           _______________
                           _______________
                           Attn:  _____________
                           Telecopier No.: _____________

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8) GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Texas, in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

9) AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended only in writing signed by all parties hereto, approved by each of the respective boards of directors of Vianet and CAC and the Board of Directors of the CSC, at any time before or after adoption of this agreement by requisite CSC Stockholder approval; provided, however, that, after any such approval, no amendment shall be made without the approval of such shareholders except as permitted by the Delaware General Corporation Law.

10) EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by or on behalf of their respective boards of directors, if applicable, may:

     a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,

     b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto by any other party, or

     c) waive compliance with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

11) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. Any reference to the masculine shall, if the context otherwise requires, be deemed a reference to the feminine and vice versa; any reference to the singular shall, if the context otherwise requires, be deemed a reference to the plural, and vice versa.

14) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

15) DISPUTE RESOLUTION. The parties desire that any controversy or claim arising out of or related to this Agreement or the transactions contemplated hereby be resolved in an expeditious and efficient manner exclusively in accordance with this dispute resolution procedure. A dispute under this clause shall be initiated by delivering written notice to the other party briefly stating the nature of the dispute and requesting resolution. Except as otherwise specified, each party shall bear its own costs and fees relating to any dispute. The dispute resolution procedure is as follows:

     a) INFORMAL RESOLUTION. The parties agree that before initiation of any legal or arbitration proceeding with respect to any issue arising out of the transactions contemplated by this Agreement, they shall use their respective representatives to attempt to resolve in good faith all disputes between the parties. The parties agree that they will cause their respective representatives to meet in person at a mutually agreeable location, to attempt in good faith to resolve such dispute within fifteen business days of notification of such dispute. In the event that the representatives are unable to resolve such a dispute, the aggrieved party must refer the dispute to mediation under paragraph
         (b).

     b) MEDIATION. In the event any dispute is not resolved by a meeting of the parties, the dispute shall be referred to non-binding mediation. The mediation shall occur within 40 days of the meeting of the parties. Mediation fees shall be split equally among the parties. The mediator shall be selected by agreement of the parties or, in the event of no agreement, shall be designated by Judicial Arbitration and Mediation Services ("JAMS"). The mediation shall be attended by the parties' representatives and, if desired, the parties' attorneys.

     c) ARBITRATION. In the event a dispute is not resolved by mediation pursuant to paragraph (b), and the parties thereafter mutually agree, in writing, to proceed to binding arbitration, the aggrieved party shall refer the dispute to binding arbitration. The arbitration shall be governed by the procedures set forth below. The arbitrator shall give written notice to the parties of the arbitrator's determination, and judgment upon the same may be entered by any court of competent jurisdiction.

     d) SELECTION OF ARBITRATOR. Within 30 days of referral of a dispute to arbitration, a single arbitrator will be selected by agreement of the parties or, in the event of no agreement, shall be designated by JAMS. Unless agreed otherwise by the parties, the arbitrator shall be a retired judge with arbitration experience.

     e) DISCOVERY. The parties agree to submit discovery plans to the arbitrator within 15 days following the date that the arbitrator accepts his appointment to this matter. The discovery plan will describe all discovery contemplated. The arbitrator will schedule a meeting of counsel to occur within 15 days of his receipt of the discovery plans, at which time the arbitrator will issue a written order scheduling dates for all depositions and completion dates for all additional discovery. The written discovery plan may only be modified by a written order from the arbitrator. The parties may request, in their discovery plans, and the arbitrator shall be empowered to impose, limitations on the nature and quantity of discovery to be conducted.

     f) PROCEDURE. The arbitration hearing shall take place in Dallas, Texas within 90 days of the arbitrator's acceptance of his appointment. The hearing is not to exceed two (2) days. Introduction of evidence and testimony at the hearing will be subject to the Federal Rules of Civil Procedure. Each party is entitled to be heard, to present material evidence and testimony, and to cross-examine witnesses appearing at the hearing.

16) LIMITATION ON DAMAGES. The arbitrator may not award exemplary or punitive damages except in the case of the fraud.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


VIANET TECHNOLOGIES, INC.

By: /s/ Peter Ianace
    ----------------------

Name: Peter Ianace
      --------------------

Title: Chief Executive Officer
       -----------------------

COMSERVICES ACQUISITION  CORP.

By: /s/ Peter Ianace
    ----------------------

Name: Peter Ianace
      --------------------

Title: Chief Executive Officer
       -----------------------

COMSERVICES CORPORATION

By: /s/ Gregory Somers
    ----------------------

Name: Gregory Somers
      --------------------

Title: President
       -------------------

                             EXHIBIT II (4) (d) (i)

                                Conversion Ratio



For the purposes of Section II (4) (d) (i) the Conversion Ratio will be determined as follows:

1. The aggregate number of outstanding Vianet common shares issued or liable to be issued as of the date of the Closing will be determined, including all warrants, options, convertible instruments or any other claim for the issuance of common shares other than the Contingent Shares as identified in Paragraph 5 of this Exhibit II (4) (d) (i) (the "Aggregate Outstanding Shares of Vianet".)

2. The number of Vianet shares to be issued to CSC shareholders in total on Closing (the "Number of Vianet shares to be issued to CSC shareholders") will be that number of shares which provides to the CSC shareholders in total an interest equal to sixty percent (60%) of the total common shares or claim for common shares of Vianet immediately following Closing, which shall be the product of the sum of the Aggregate Outstanding Shares of Vianet and the Number of Vianet shares to be issued to CSC shareholders.

3. The Conversion Ratio shall be the product of the Number of Vianet shares to be issued to CSC shareholders divided by the aggregate number of outstanding CSC common shares issued or liable to be issued as of the date of the Closing, including all warrants, options, convertible instruments or any other claim for the issuance of common shares.

4. At Closing there will be potential claims on Vianet to issue up to a further 10,469,322 common shares, contingent on certain events which may or may not occur (the "Contingent Shares"). The Contingent Shares are listed in the Appendix to this Exhibit. In the event that Vianet is called on to issue all or any of the Contingent Shares, for every share so issued an additional 1.5 common shares will be issued to the CSC shareholders, such shares being distributed among the CSC shareholders in the same proportion as the Vianet common shares to be issued on Closing.

                       APPENDIX TO EXHIBIT II (4) (d) (i)

                                Contingent Shares

                            (As of December 12, 2001)




Class A Note conversions          6,549,991        Potential future obligations

RBC                                 500,000        Issuable if share below $3

Warrant Tender Offer              3,419,331        Tender offer closes on
                                                   December 27, 2001

                             --------------
                                 10,469,322
                             --------------